Exhibit 99.1

    Contact:

Terry L. Robinson, President & CEO

trobinson@northbaybancorp.com

707-252-5024

 NORTH BAY BANCORP ANNOUNCES SECOND QUARTER 2006 EARNINGS
NET INCOME FOR FIRST SIX MONTHS OF 2006 UP 10.4%; NET LOANS GREW 10.0%

WHILE NON-INTEREST BEARING CHECKING DEPOSITS INCREASED 8.5%

Napa, CA –July 27, 2006 - North Bay Bancorp (Nasdaq: NBAN), parent of The Vintage Bank and its Solano Bank Division, today announced quarterly earnings of $1.65 million or $.39 per diluted share for the quarter ended June 30, 2006.  The results equate to a 4.0% increase compared to earnings of $1.59 million or $.37 per diluted share for the quarter ended June 30, 2005.  Earnings for the six months ended June 30, 2006 increased 10.4% to $3.36 million or $.79 per diluted share from $3.05 million or $.72 per diluted share for the six months ended June 30, 2005.  All per share results reflect the 5% stock dividend paid on April 12, 2006.  The year to date results equate to a 12.91% return on average equity and a 1.12% return on average assets. Increases in short-term interest rates and the resulting increase in cost of funds have resulted in a 24 basis point decrease in net interest margin to 5.32% for the quarter ended June 30, 2006 as compared to 5.56% for the quarter ended March 31, 2006 and remain consistent with the quarter ended June 30, 2005.  The net interest margin for the six months ended June 30, 2006 increased 7 basis points to 5.43% compared to 5.36% during the same period a year ago.  Total net loans and leases grew 13.6% to $451 million at June 30, 2006 from $397 million at June 30, 2005.  Total deposits decreased 5.4% to $482 million at June 30, 2006 from $510 million at June 30, 2005.

“These results reflect the current banking and economic environment, presenting us with intense price competition for deposits compounded by the challenges of a flat yield curve,” stated President and CEO Terry Robinson.  “Despite theses challenges, we have continued to grow quality loans and non interest-bearing business deposits,” noted Robinson.

 Financial Review and Operating Highlights (Quarter ended 6/30/06 compared to 6/30/05)

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Net income for the quarter increased 4.0% to $1.65 million

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Earnings per diluted share increased 3.0% to $0.39

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Revenues for the quarter increased 6.5% to $8.51 million

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Non-interest bearing checking deposits increased 10.8% from a year previous, representing 34.9% of total deposits

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Net loans and leases grew 13.6% to $451 million during the previous year

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Total assets grew 7.7% to $636 million from a year previous

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Asset quality remained exemplary

Second Quarter 2006 Event Highlights

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North Bay Bancorp was again included on the list of the July 2006 US BANKER Magazine’s Top 200 Community Banks, moving up to 74th on the list

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A major reorganization of North Bay’s Executive Team and structure was completed during the quarter

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Michael W. Wengel assumed the Chief Financial Officer position effective June 19

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The total number of North Bay directors was reduced from 16 to 11 concurrent with the Company’s Annual Meeting in May

Operating Results

Total revenues (net interest income before the provision for loan and lease losses plus non-interest income, excluding gains on sales of loans) increased 7.9% to $16.8 million for the first six months of 2006 compared to $15.6 million for the same period a year ago.  The net interest margin was 5.43% for the six months ended June 30, 2006 and 5.32% for the second quarter of 2006, up 7 basis points from the first six months of 2005 and consistent with the second quarter of 2005.

Year to date net interest income increased 8.6% to $14.7 million, with interest income rising 17.3% and interest expense increasing 70.8% from the same period of 2005.  Michael W. Wengel, Executive Vice President and Chief Financial Officer, commented, “It is likely that margins will continue to moderately compress during the remainder of 2006 as the impact of any future increases in rates paid on deposits will likely exceed any benefits from increases in asset yields.”

The provision for loan and lease losses of  $200,000 for the six months ended June 30, 2006 was 51.8% below the $415,000 provision for the same period of 2005.  Year to date net interest income after the provision for loan and lease losses increased 10.5% to $14.5 million through June 30, 2006 compared to $13.1 million for the same period of 2005.

Non-interest income increased 9.9% to $2,239,000 during the first six months of 2006 compared to $2,037,000 during the same period of 2005.   Gain on sale of loans as well as increases in ATM fees, commissions received on investment products sold, earnings on the cash value of life insurance and earnings on non-marketable equity securities all contributed to the increase.

The tax equivalent efficiency ratio rose to 65.7% for the first six months of 2006 compared with 64.7% during the same period a year ago, as some components of operating costs increased more rapidly than revenues.  The efficiency ratio, calculated by dividing non-interest expense (not including $209,000 in amortization of an investment in an affordable housing bond that generates tax credits) by net interest income increased for the tax effect of tax-free interest and non-interest income, measures overhead costs as a percentage of total revenues.  Operating (non-interest) expense for the first six months of 2006 increased 13.2% to $11.6 million from $10.2 million during the same period of 2005, primarily due to increases in salaries and benefits.  Also, as of January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), using the modified-prospective transition method, and commenced expensing the fair value (at the grant date) of all unvested stock options outstanding as of December 31, 2005 over the remaining vesting periods.  Consequently, year to date 2006 salaries and benefits expense includes $186,000 related to vesting of stock options while no such expense was recorded during the same period of 2005.  “As noted last quarter, we expect the Efficiency Ratio to improve modestly for the balance of 2006,” Robinson stated.  “Our moves to substantially increase management capacity along with requirements to expense stock options and grants have permanently increased our salaries and benefits expense from 2005.  Going forward, however, we expect lower audit and consulting fees, particularly those relating to Sarbanes-Oxley Section 404 compliance and over the longer term our full-time equivalent employee numbers relative to our asset size will improve,” Robinson added.

Pre-tax income rose 4.6% during the first six months of 2006 to $5.2 million from $5.0 million during the same period of 2005.    The tax provision decreased to 35.1% of pre-tax income during the first half of 2006 from 38.5% for the same period of 2005.  The lower tax rate in 2006 compared with 2005 was primarily due to a $2 million investment in affordable housing bonds near year-end 2005 that generate income tax credits.

Return on average equity for the first six months of 2006 decreased to 12.91%, down 32 basis points from the same period a year ago.  Return on average assets increased 3 basis points to 1.12% for the first half of 2006 from 1.09% for the same period of 2005.

Balance Sheet (at June 30, 2006 compared to June 30, 2005)

Total assets increased 7.7% to $636 million as of June 30, 2006 compared to $590 million a year ago.  Loans and leases, net of the allowance for loan and lease losses, grew 13.6% to $451 million at June 30, 2006, up from $397 million as of June 30, 2005.  Commercial and industrial loans increased 44.3% to $105 million while commercial real estate loans grew 6.0% to $269 million.  Construction loans decreased 22.8% to $25 million and consumer loans increased 8.2% to $42 million.

Asset quality remained excellent at June 30, 2006 with one $44,000 non-performing loan.  The allowance for loan and lease losses was $5.1 million, or 1.12% of loans outstanding, compared to $4.5 million or 1.13% of loans outstanding at June 30, 2005.  Net charge-offs were $8,000 in the second quarter of 2006 and $12,000 for the first six months of 2006.

Total deposits as of June 30, 2006 decreased 5.4% to $482 million from a year ago.  Core deposits, which exclude time certificates, decreased 6.6% to $401 million, or 83% of total deposits, compared to $429 million or 85% of total deposits a year ago.  Non-interest bearing checking accounts increased 10.8% to $169 million, representing 34.9% of total deposits.  Fed Funds Purchased and Other Borrowings combined have increased $66 million to $85 million at June 30, 2006 from a year ago.  “The combination of healthy loan growth and decreasing deposit balances has led to increases in wholesale funding,” CFO Wengel stated, “ Management is developing a plan to lower the amount of wholesale borrowings which is expected to positively impact the net interest margin.”

Book value per share increased 9.8% to $12.71 from  $11.58 at June 30, 2005.

About North Bay Bancorp

North Bay Bancorp is the holding company for The Vintage Bank in Napa County and Solano Bank, a Division of The Vintage Bank, in Solano County.  This full-service commercial bank offers a wide selection of deposit, loan and investment services to local consumers and small business customers.  The Vintage Bank opened in 1985 and now operates six banking offices in Napa County, Northern California’s number one tourist destination and the nation’s premier wine producing region.  The main office and two branch offices are located in the City of Napa.  Vintage also has branches in the City of St. Helena, American Canyon and the Southern industrial area of Napa County.  Solano Bank, a Division of The Vintage Bank, launched in July 2000, has offices in the primary cities along the I-80 corridor of Solano County, including Vacaville, Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield.  Solano County is projected to be the fastest growing county in Northern California through year 2030, and is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries.  All financial results are unaudited and therefore subject to change.  These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and its Solano Bank Division.  These forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:  (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins; (3) general economic conditions, internationally, nationally, in the State of California or locally are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the organization will be engaged; (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

NORTH BAY BANCORP
CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			6-Month Period Ended:
(in $000's except per share data; unaudited)	6/30/2006	6/30/2005	% Change	6/30/2006	6/30/2005	% Change
Interest Income	$ 9,540	$ 8,085	18.0%	$ 18,493	$ 15,761	17.3%
Interest Expense	2,218	1,171	89.4%	3,797	2,223	70.8%
Net Interest Income	7,322	6,914	5.9%	14,696	13,538	8.6%
Provision for Loan & Lease Losses	100	230	-56.5%	200	415	-51.8%
Net Interest Income after Loan Loss Provision	7,222	6,684	8.0%	14,496	13,123	10.5%
Service Charges	518	516	0.4%	1,018	1,039	-2.0%
Gain on Sale of Loans	126	-		126	-
Bank Owned Life Insurance Income	101	85	18.8%	206	176	17.0%
Other Non-Interest Income	447	480	-6.9%	889	822	8.2%
Total Non-Interest Income	1,192	1,081	10.3%	2,239	2,037	9.9%
Salaries & Benefits	3,154	2,735	15.3%	6,360	5,459	16.5%
Occupancy Expense	431	446	-3.4%	906	840	7.9%
Equipment Expense	489	532	-8.1%	968	1,079	-10.3%
Other Non-Interest Expenses	1,703	1,460	16.6%	3,322	2,830	17.4%
Total Non-Interest Expenses	5,777	5,173	11.7%	11,556	10,208	13.2%
Income Before Taxes	2,637	2,592	1.7%	5,179	4,952	4.6%
Provision for Income Taxes	988	1,007	-1.9%	1,815	1,905	-4.7%
Net Income	$ 1,649	$ 1,585	4.0%	$ 3,364	$ 3,047	10.4%
TAX DATA
Tax-Exempt Muni Income	$ 228	$ 109	109.2%	$ 459	$ 219	109.6%
Tax-Exempt BOLI Income	$ 101	$ 85	18.8%	$ 206	$ 176	17.0%
Interest Income - Fully Tax Equivalent	$ 9,657	$ 8,181	18.0%	$ 18,729	$ 15,891	17.9%
NET CHARGE-OFFS (RECOVERIES)	$ 8	$ 6	NM	$ 12	$ 10	NM
PER SHARE DATA	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2006	6/30/2005	% Change	6/30/2006	6/30/2005	% Change
Basic Earnings per Share	$ 0.40	$ 0.39	2.9%	$ 0.82	$ 0.75	8.9%
Diluted Earnings per Share	$ 0.39	$ 0.37	3.0%	$ 0.79	$ 0.72	9.4%
Common Dividends Paid	$ 0.14	$ -		$ 0.14	$ 0.14	0.0%
Wtd. Avg. Shares Outstanding	4,123,466	4,078,370		4,117,749	4,059,883
Wtd. Avg. Diluted Shares	4,279,727	4,235,915		4,277,672	4,240,203
Book Value per Basic Share (EOP)	$ 12.71	$ 11.58	9.8%	$ 12.71	$ 11.58	9.8%
Tangible Book Value per Share	$ 12.54	$ 11.58	8.3%	$ 12.54	$ 11.58	8.3%
Common Shares Outstanding. (EOP)	4,126,116	4,078,935		4,126,116	4,078,935

KEY FINANCIAL RATIOS	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2006	6/30/2005		6/30/2006	6/30/2005
Return on Average Equity	11.79%	13.65%		12.91%	13.23%
Return on Average Assets	1.07%	1.10%		1.12%	1.09%
Net Interest Margin (Tax-Equivalent)	5.32%	5.32%		5.43%	5.36%
Efficiency Ratio (Tax-Equivalent)	65.50%	63.90%		65.67%	64.70%

AVERAGE BALANCES	3-Month Period Ended:			6-Month Period Ended:
(in $000's, unaudited)	6/30/2006	6/30/2005	% Change	6/30/2006	6/30/2005	% Change
Average Assets	$ 618,092	$ 575,951	7.3%	$ 607,292	$ 565,704	7.4%
Average Earning Assets	$ 560,449	$ 525,398	6.7%	$ 554,519	$ 513,620	8.0%
Average Gross Loans & Leases	$ 443,008	$ 406,467	9.0%	$ 431,957	$ 397,506	8.7%
Average Deposits	$ 484,002	$ 496,177	-2.5%	$ 496,180	$ 486,117	2.1%
Average Equity	$ 56,117	$ 46,585	20.5%	$ 52,537	$ 46,442	13.1%

STATEMENT OF CONDITION		End of Period:
(in $000's, unaudited)	6/30/2006	12/31/2005	6/30/2005	6-Month chg	Annual Chg
ASSETS
Cash and Due from Banks	$ 40,451	$ 28,174	$ 24,369	43.6%	66.0%
Securities and Fed Funds Sold	108,495	131,780	131,353	-17.7%	-17.4%

Commercial & Industrial	105,082	86,546	72,821	21.4%	44.3%
Commercial Secured by Real Estate	268,910	249,773	253,577	7.7%	6.0%
Real Estate	16,856	8,557	5,851	97.0%	188.1%
Construction	24,682	32,593	31,990	-24.3%	-22.8%
Consumer	41,868	38,859	38,678	7.7%	8.2%
Gross Loans & Leases	457,398	416,328	402,917	9.9%	13.5%
Deferred Loan Fees	(1,399)	(1,448)	(1,415)	-3.4%	-1.1%
Loans & Leases Net of Deferred Fees	455,999	414,880	401,502	9.9%	13.6%
Allowance for Loan & Lease Losses	(5,112)	(4,924)	(4,541)	3.8%	12.6%
Net Loans & Leases	450,887	409,956	396,961	10.0%	13.6%
Loans Held-for-Sale	-	-	9,707		-100.0%
Bank Premises & Equipment	9,349	9,475	9,731	-1.3%	-3.9%
Other Assets	26,573	23,312	18,036	14.0%	47.3%
Total Assets	$ 635,755	$ 602,697	$ 590,157	5.5%	7.7%

LIABILITIES & CAPITAL
Demand Deposits	$ 168,523	$ 155,320	$ 152,065	8.5%	10.8%
NOW / Savings Deposits	142,969	148,336	144,722	-3.6%	-1.2%
Money Market Deposits	89,210	128,684	132,353	-30.7%	-32.6%
Time Certificates of Deposit	81,487	84,053	80,521	-3.1%	1.2%
Total Deposits	482,189	516,393	509,661	-6.6%	-5.4%

Federal Funds Purchased	12,000	-	-
Other Borrowings	73,000	19,000	19,000	284.2%	284.2%
Subordinated Debentures	10,310	10,310	10,310	0.0%	0.0%
Total Deposits & Interest Bearing Liabilities	577,499	545,703	538,971	5.8%	7.1%

Other Liabilities	5,826	6,941	3,958	-16.1%	47.2%
Total Capital	52,430	50,053	47,228	4.7%	11.0%
Total Liabilities & Capital	$ 635,755	$ 602,697	$ 590,157	5.5%	7.7%

CREDIT QUALITY DATA		End of Period:
(in $000's, unaudited)	6/30/2006	12/31/2005	6/30/2005
Non-Accruing Loans	$ 44	$ -	$ -
Over 90 Days PD and Still Accruing	-	-	-
Other Real Estate Owned	-	-	-
Total Non-Performing Assets	$ 44	$ -	$ -

Non-Performing Loans to Total Loans	0.01%	0.00%	0.00%
Non-Performing Assets to Total Assets	0.01%	0.00%	0.00%
Allowance for Loan Losses to Loans	1.12%	1.18%	1.13%

OTHER PERIOD-END STATISTICS		End of Period:
(unaudited)	6/30/2006	12/31/2005	6/30/2005
Shareholders' Equity / Total Assets	8.2%	8.3%	8.0%
Loans / Deposits	94.9%	80.6%	79.1%
Non-Interest Bearing Deposits / Total Deposits	34.9%	30.1%	29.8%